UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2004

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane Westmont, Illinois 60559
(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                 Entry Into a Material Definitive Agreement.

On December 23, 2004, SIRVA, Inc. (“SIRVA”) issued a news release announcing the execution of a definitive agreement, dated December 22, 2004 (the “Purchase Agreement”), by certain of its subsidiaries to sell all of the outstanding stock of each of midiData Logistik GmbH, North American (UK) Limited and SIRVA Netherlands BV, the three companies (the “Target Companies”) that collectively operate SIRVA’s European Specialized Transportation business.  A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by this reference herein in its entirety.

All of the outstanding capital stock of the Target Companies will be sold to various affiliates of Wincanton plc, a leading European supply chain solutions company headquartered in the United Kingdom.  SIRVA Worldwide, Inc. (“SIRVA Worldwide”), a subsidiary of SIRVA, has agreed to guarantee the obligations of the Selling Subsidiaries under the Purchase Agreement.

Under the terms of the Purchase Agreement, the selling subsidiaries will sell the stock of the Target Companies for an aggregate purchase price of €10,000,000, subject to adjustment based on changes in the Target Companies’ net asset values at closing compared to a targeted amount.

Closing of this transaction is subject to customary closing conditions, including the expiration or termination of the waiting period imposed by German antitrust law.  Any party to the Purchase Agreement may terminate it, if, among other customary reasons, closing extends beyond March 15, 2005.

The description of the Purchase Agreement set forth above is qualified in its entirety by reference to the actual terms of the Purchase Agreement, which will be filed by SIRVA as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2004.

Item 2.01                                 Completion of Acquisition or Disposition of Assets.

On December 23, 2004, SIRVA (“SIRVA”) issued a news release announcing that it completed the acquisition of the employee relocation management and consulting firm Executive Relocation Corporation (“ERC”) from Standard Federal Bank National Association (“Standard Federal”).  A copy of this news release is attached hereto as Exhibit 99.2 and is incorporated by this reference herein in its entirety.  Standard Federal is a subsidiary of LaSalle Bank Corporation, which is an indirect subsidiary of ABN AMRO Holding N.V.  Affiliates of LaSalle Bank Corporation are participants in SIRVA’s currently outstanding credit agreement for which JPMorgan acts as agent.  This credit agreement provides SIRVA with both a revolving credit facility and term loan.  Affiliates of LaSalle Bank Corporation are also counterparty to SIRVA’s asset-backed securitization facility entered into on June 30, 2004 and a similar facility entered into in connection with the ERC acquisition.  Affiliates of LaSalle Bank Corporation have in the past provided and may continue in the future to provide funding to SIRVA.

In the transaction, North American Van Lines, Inc. (“NAVL”), a subsidiary of SIRVA (and assignee of North American International Holding Corporation), purchased all of the outstanding shares of common stock of ERC for $100 million.  In addition, NAVL paid in full at closing certain intercompany accounts between ERC and Standard Federal.  The purchase price is subject to post-closing adjustment based on changes in ERC’s shareholders’ equity at closing compared to a targeted amount.  SIRVA Worldwide has guaranteed the full and prompt payment and performance of all of NAVL’s obligations under the stock purchase agreement.  The description of the purchase agreement set forth above is qualified in its entirety by reference to the actual terms of the purchase agreement, which was filed by SIRVA as Exhibit 10.2 to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Item 9.01           Financial Statements and Exhibits.

(a)          Financial Statements of Business Acquired.

Financial statements of Executive Relocation Corporation to be filed by amendment.

(b)          Pro Forma Financial Information.

Pro forma financial information with respect to Executive Relocation Corporation to be filed by amendment.

(c)           Exhibits.

Exhibit Number	Description
99.1

News release, dated December 23, 2004, of SIRVA, Inc., announcing the execution of a definitive agreement to sell the outstanding stock of the three subsidiaries that operate its European Specialized Transportation business.

99.2	News release, dated December 23, 2004, of SIRVA, Inc., announcing the completion of the acquisition of Executive Relocation Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.

Date: December 28, 2004
	By:	/s/ Ralph A. Ford
	Name:	Ralph A. Ford
	Title:	Senior Vice President and General Counsel

Exhibit Number	Description
99.1

News release, dated December 23, 2004, of SIRVA, Inc., announcing the execution of a definitive agreement to sell the outstanding stock of the three subsidiaries that operate its European Specialized Transportation business.

99.2	News release, dated December 23, 2004, of SIRVA, Inc., announcing the completion of the acquisition of Executive Relocation Corporation.